SHEARINGS HOLIDAYS

Contract Number: AD HOC 81              for the period MAY - SEPT 2000


Our reference: Caroline Shore           Your reference: Katie Smith

The agreement is made between Shearings Holidays Ltd on the one part and Grand Hotels (hereinafter called supplier) on the other part, who acts as Proprietor, Lessee/Director/Manager/Agent of the hotel(s) named below and who declares that he/she has the power and authority to enter into this Agreement. It is agreed as follows:

1. The supplier shall hold available and at the exclusive disposal of Shearings Holidays Ltd., upon a procurred allocation basis for the period specified below, the accommodation indicated at the rates specified below and upon the terms and Conditions set out overleaf.

2. Shearings Holidays Ltd. agrees that the accommodation should be held available for it on the basis stated above and shall include the accommodation in its programmes for the season(s) to which this agreement relates.

                             ACCOMMODATION CONTRACT

SUPPLIER:                                                   ACCOMMODATION:
GRAND HOTELS                                                GRAND, SCARBOROUGH

TOUR REFERENCE: TS
Accommodation services required for up to 46 persons plus driver
Shearings Staff: 1 x single guest room        Price: Foc
4 Nights Dinner, Bed & Breakfast arriving Mondays
Comprising Full Breakfast, 3 course Dinner with at least 3 alternatives per course plus Tea/Coffee
Meal Time: Dinner is to be served between 1900 & 20.30/Breakfast to be served between 07.30 & 09.00 (unless otherwise specified)
Porterage included foc in and out

ALLOCATION & RELEASE
ALLOCATION PERIOD   ROOMTYPE  ALLOCATION          RELEASE   FACILITY DESCRIPTION
--------------------------------------------------------------------------------
May - Sept: 2000    DBL       07                  14 Days   Bath or Shower/WC
                    TWN       15                  14 Days   Bath or Shower/WC
                    SGL       05 inc drive foc    14 Days   Bath or Shower/WC

TARIFF & SUPPLEMENTS
Basic Price: (POUND)22 pp (26 JUNE)     (POUND) 26 pp (11 SEPT)
             (POUND)24 pp (02, 30 OCT)
No Single Supplements

ARRIVAL DATES -
26 June, 11 Sept 02, 30 Oct 2000

Rates are shown inclusive of all service charges, local taxes and VAT at 17.5% Please reserve accommodation/services as detailed above.
                                            I/we accept your reservations as
                                            detailed above and confirm that I/we
                                            acknowledge, and accept fully the
                                            terms and Conditions of this
                                            contract.

Signed /s/ CAROLINE SHORE                   Signed /s/ K. SMITH
       --------------------------                 ---------------------------
NAME: Caroline Shore                        Name: K. Smith
Position Product Manager                    Date:  19/4/00
DATE: 11/04/00
For and on behalf of Shearings              For and on behalf of the supplier:


           Miry Lane Wigan WN3 4AG Tel: 01942 244246 Fax: 01942 824978
                        Web: www.shearingsholidays.co.uk
[LOGO]                                                                    [LOGO]
    Shearings Holidays Ltd Registrated No. 278550 Shearings Holidays (Air) Ltd
        Registered No. 3281185 Registered Office Miry Lane Wigan WN3 4AG

                             CONDITIONS OF CONTRACT

This contract is made between Shearings Holidays Limited (hereinafter referred to as "Shearings") and the hotel or supplier named overleaf (hereinafter referred to as "the Supplier") for the supply of accommodation, facilities, meals and other services specified overleaf.

1. The Supplier agrees to provide and make available for the exclusive use of Shearings the bedrooms, facilities, meals and other services specified in this contract ("the Services") during the period and at the price specified herein, together with such other arrangements as it may be agreed in writing. It is expressly agreed and understood that Shearings does not guarantee to utilize the Service and will, subject to the provision set out hereafter, pay only for the Services actually utilized.

2. The Supplier agrees that in the event of any material change which may affect the terms (actual or implied) of this contract including withdrawal, deterioration, whether permanently or temporarily, of facilities/services, or by reason of overbooking. The Supplier will immediately and without delay inform Shearings. In the event that such change gives, or would give rise to liability on the part of Shearings to third parties and/or additional costs to Shearings then Shearings, shall be entitled to deduct from remittance due to the Supplier any sums payable by Shearings to any third party in respect of compensation due to that third party. Further Shearings shall be similary entitled to deduct from such remittance any sums due from the Supplier to Shearings. In respect of any outstanding liabilities, orders or judgements whenever and wheresoever and where ever obtained. Shearings shall be similarly entitled to deduct from such remittance any additional costs incurred by Shearings in order to preserve its good name and reputation and in pursuance of such retention Shearings shall at the time of retention or beforehand give notice to the Supplier of such retention.

3. The Supplier will ensure that Shearings' clients are not segregated in the dining room/restaurant or restricted to meal times or allocated table sizes and seating arrangements other than those applicable to any other guests. Menus will not be inferior in quality, quantity or choice to that provided to any other guests on the table d'hote menu.

4. The Supplier agrees that clients of Shearings will not be accommodated (in any annex or other building outside the main hotel unless otherwise specified herein or subsequently agreed by the parties or in writing.

5. The Supplier agrees and certifies that it complies fully in all respects with all national, local and trade statutes, statutory instruments, directions, rules and regulations relating to hygiene, fire and the general health and safety of those using the hotel facilities and will produce the relevant certificates of registration detailed on request from Shearings. The Supplier further agrees to indemnify Shearings, its servants and agents against any and all liabilities, losses, damage, costs or expenses incurred by them and arising directly or indirectly out of any failure on the part of the Supplier, its servants and agents to comply with any statutes, statutory instruments, directions, rules and regulations, requirement or codes of practice applicable in or relating to the Supplier or arising directly or indirectly as a result of the negligence or willful default of the Supplier, its servants or agents. Without prejudice to the generality of the foregoing, the Supplier will ensure that (a) all fire exits are clearly marked and accessible with good emergency lighting (b) fire extinguishers are readily available on each floor and smoke alarms are fitted (c) all bedroom doors have printed instructions in English on what to do in an emergency. The Supplier accepts that failure to comply with the above may result in the suspension or revocation of all payments by Shearings under this Contract and/or the termination of this Contract by Shearings without any liability on the part of Shearings and without prejudice to any other Contract between the parties.

6. The Supplier will maintain full insurance cover throughout the period of this Contract against all third party liability (including insurance in the respect of liability to customers and others using the hotel facilities and liability to the servants and agents of the Supplier) and will supply certificates of insurance for inspection on request.

7. The Supplier warrants that the Services and any other facilities, as described within this document and/or on any "Brochure Description Confirmation Documentation" subsequently forwarded by Shearings to the Supplier or his duly authorized representative for verification are correct and agrees to notify Shearings of any alteration or suspension (whether temporary or otherwise) of such arrangements or facilities in writing with 48 hours of any such alteration or suspension.

8. The number of clients and room allocation detailed overleaf represents the maximum capacity of each tour for which you should make initial reservations. Unless agreed to the contrary such initial reservations should be held until receipt of the Final Rooming List. Final numbers requiring accommodations services will be confirmed on Shearings Final Rooming List not later than 14 days prior to each tour arrival date unless a different release is agreed on the front hereof at which point any rooms remaining unsold from Shearings' allocation will be automatically released back to the Supplier. Any additional bookings required after dispatch of Shearings' Final Rooming List will be notified separately by arrangment and are subject to availability at the time of notification. If, through any circumstances, it should become necessary to cancel a proposed tour(s), Shearing reserves the right to cancel the accommodation reserved, without liability, by giving the Supplier not less than 28 days notice. To assist the Supplier to monitor sales Shearings will supply Booking Progress Reports as frequently as may be reasonably required.

9. Final Rooming date will detail the name of all clients booked, final room requirements and any special requests notified to Shearings by clients.
Such special request are accepted by Shearings on the express understanding that compliance cannot be guaranteed by either Shearings or the Supplier, although the Supplier will use best endeavors to comply with such requests. Except by prior agreement, any additional costs incurred in complying with a clients special request must be charged directly by the Supplier to the client. Client's bookings detailed on Final Rooming Lists are listed in date of booking order and the Supplier will allocate bedrooms favoring early booking clients where practical.

10. This Agreement may be terminated by Shearings on immediate written notice to the Supplier if:

(i) Any event or circumstance which prejudices the safety, comfort or enjoyment of Shearings' clients continues for more than two weeks.

(ii) any Inspection of the accommodation or service by or for Shearings reveals that any part of the Services are unsafe, unsanitary or otherwise not in conformity with reasonable and/or statutory standards of safety, cleanliness or hygiene or does not comply with standards set out in any E.C. Regulation or Directives concerning the Services, regardless of whether the Supplier is complying with clause 5 of this Agreement.

     Termination of this Agreement in accordance with this condition shall be without prejudice to any rights or remedies of either party accruing prior to the date of termination and without prejudice to the Supplier's obligations to continue to provide the Services and facilities for any Shearings' clients who are staying at the Supplier's accommodation when this contract is so terminated until their departure from that accommodation.


11. The Supplier warrants to Shearings that the services and facilities to be supplied under the terms of this contract will function accurately and without interruption for, during and after 1st January 2000 and to take account of the change from 28 February 2000 to 29 February 2000 without any change in operation associated with the advent of the Year 2000 and the new century.

12. Where this contract is for services within the European Monetary Union Shearings reserves the right at its sole discretion to make payment to the Supplier in either the local currency of the country of business of the Supplier or in Euro, regardless of the currency shown in this contract, until such time as the local currency is replaced by the Euro, unless specific agreements on the contrary appear elsewhere in this contract.

13. This Agreement shall be governed by English law and statute and shall be construed in accordance with English law and the parties hereby submit to the non-exclusive jurisdiction of English Courts provided that this submission shall not limit the right of Shearings in any other court of competent jurisdiction. Legal proceedings by Shearings in any one or more jurisdictions shall not preclude legal proceedings by it in any other jurisdiction.